Exhibit 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Joseph Calabrese
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3772

DOUGLAS A. KESSLER APPOINTED CHIEF EXECUTIVE

OFFICER OF ASHFORD HOSPITALITY TRUST, INC.

Enhances corporate governance via separation of Chairman and CEO roles

DALLAS, February 21, 2017 — Ashford Hospitality Trust, Inc. (NYSE: AHT) (“Ashford Trust” or the “Company”) announced today that its Board of Directors has appointed Douglas A. Kessler as the Chief Executive Officer of the Company, effective February 21, 2017.  Monty J. Bennett, the Company’s previous Chief Executive Officer, remains Chairman of the Board of Ashford Trust.  As part of this appointment, Mr. Kessler will not stand for reelection as a Director of Ashford Hospitality Prime, Inc.

Mr. Kessler has been with Ashford Trust since its IPO in August of 2003 serving most recently as President since 2009.  Prior to being appointed President of Ashford Trust, Mr. Kessler served as Ashford Trust’s Chief Operating Officer and Head of Acquisitions beginning in May 2003. Mr. Kessler has spearheaded numerous strategic, financial, and transaction initiatives while at Ashford Trust and has been responsible for the growth of the Company’s asset base.

From July 2002 until August 2003, Mr. Kessler served as the Managing Director and Chief Investment Officer of Remington Hotel Corporation.  Prior to joining Remington Hotel Corporation in 2002, Mr. Kessler worked at Goldman Sachs’ Whitehall Real Estate Funds from 1993 to 2002 where he asset managed several billion dollars of diversified real estate investments, including hospitality.  While at Whitehall, Mr. Kessler served on the boards or executive committees of several lodging companies, including Westin Hotels and Resorts and Strategic Hotel Capital.  Mr. Kessler is a member of Urban Land Institute’s Hotel Development Council and is a frequent speaker and panelist at lodging industry conferences including International Hotel Investment Forum, Americas Lodging Investment Summit, Hotel Conference Asia Pacific, and the NYU International Hospitality Industry Investment Conference. Mr. Kessler earned an MBA and BA from Stanford University.

Mr. Kessler has over 30 years of diverse real estate industry experience in acquisition, sales, finance, asset management, and capital markets.

“Douglas has been instrumental in all aspects of Ashford Trust’s growth over the past thirteen years, and we are extremely pleased to announce his promotion to Chief Executive Officer,” said Monty J. Bennett, Ashford Trust’s Chairman of the Board.  “His key roles in contributing to our industry leading investor returns since our IPO make him the right selection to lead Ashford Trust’s future.  Under Douglas’ leadership and focus, the goal will continue to be to maximize the value for our shareholders.”

Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing opportunistically in the hospitality industry in upper upscale, full-service hotels.

Ashford has created an Ashford App for the hospitality REIT investor community.  The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”

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